Exhibit 99.1

FOR IMMEDIATE RELEASE

WILHELMINA INTERNATIONAL, INC.
REPORTS DEFINITIVE AGREEMENT TO PURCHASE UNION MODEL MANAGEMENT, LTD.

Dallas, December 15, 2014 – Wilhelmina International, Inc. (NASDAQ: WHLM) (“Wilhelmina” or the “Company”), today reported that it has entered into a definitive agreement to purchase 100% of the outstanding share capital of Union Model Management, Ltd. located in London, England.  Wilhelmina will fund the acquisition from its cash on hand. The terms of the transaction were not disclosed.  The acquisition is expected to close in early January of 2015.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Through Wilhelmina Models and its other subsidiaries, including, Wilhelmina Artist Management, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, entertainers, artists, athletes and other talent to various customers and clients, including, retailers, designers, advertising agencies and catalog companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles and Miami, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S. as well as in Thailand, Dubai, Vancouver and Tokyo.

About Union Model Management, Ltd. (www.unionmodels.com):

Union Models was founded early in 2005 by Rachel Du Preez. Union has become recognized for its personal style of management and keen eye for what’s happening now and next in the industry. Union established strong relationships with all leading players in fashion and beauty markets.

Forward-Looking Statements

This report contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management.  When used in this report, the words “anticipate”, “believe”, “estimate”, “expect” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements.  Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, the interest rate environment, governmental regulation and supervision, seasonality, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the SEC.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

Contact:

    John Murray
    Chief Financial Officer
    Wilhelmina International, Inc.
    214-661-7480
    john@wilhelmina.com

SOURCE Wilhelmina International, Inc.

Website: http://www.wilhelmina.com